Exhibit 16.1

May 12, 2023

U.S. Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Ladies and Gentlemen:

We have read the statements made by Genprex, Inc., which were filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K/A of the Company dated April 27, 2023, and agree with such statements contained therein as they pertain to our firm. We have no basis to agree or disagree with the statements in paragraphs 1, 2 and 3 therein.

Sincerely,

/s/ CohnReznick LLP